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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2003

Monster Worldwide, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-21571 (Commission File Number)	13-3906555 (IRS Employer Identification No.)

622 Third Avenue
New York, NY 10017
(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (212) 351-7000

ITEM 2.    ACQUISITION OF ASSETS.

        On July 31, 2003, pursuant to the terms of an Asset and Stock Purchase Agreement, by and among QuickHire, Inc., a Virginia corporation ("QuickHire"), Internet Technologies, Inc., a Virginia corporation ("ITI"), Chris McCarrick, Bryan Hochstein and Monster Worldwide, Inc. ("Monster Worldwide"), Monster Worldwide acquired from QuickHire substantially all of the ongoing business of QuickHire (consisting principally of the personal property, intellectual property rights, contracts, employees and goodwill of QuickHire) and also acquired all of the outstanding capital stock of ITI. In consideration for the assets acquired from QuickHire and for the stock of ITI, Monster Worldwide agreed to pay a guaranteed amount of $4,750,000 in cash (a portion of which was paid at closing from Monster Worldwide's cash on hand, with the remaining amount to be paid over time out of Monster Worldwide's cash on hand), plus potential additional amounts based on the earnings before interest, taxes, depreciation and amortization of the acquired business during the remaining period of 2003 and during 2004 and 2005, to be paid out of Monster Worldwide's cash on hand. QuickHire, together with ITI, provides automated recruitment and staffing solutions, and Monster Worldwide intends to continue such use.

ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

  (a)
  Financial Statements of QuickHire.

    The financial statements specified by this Item are not included herein but will be filed by amendment not later than 60 days after the date that this report must be filed, if required.

  (b)
  Pro Forma Financial Information.

    The financial statements specified by this Item are not included herein but will be filed by amendment not later than 60 days after the date that this report must be filed, if required.

  (c)
  Exhibits

  2.1.
  Asset and Stock Purchase Agreement, by and among QuickHire, ITI, Chris McCarrick, Bryan Hochstein and Monster Worldwide.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSTER WORLDWIDE, INC. (Registrant)

	By:	/s/ MICHAEL SILECK Michael Sileck Senior Vice President—Chief Financial Officer

Dated: August 14, 2003

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SIGNATURES